EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 31, 2006, relating to the consolidated financial statements and financial statement schedule of Familymeds Group, Inc. (formerly, DrugMax, Inc.) (the “Company), (which report expresses an unqualified opinion and includes an explanatory paragraph concerning uncertainty regarding the Company’s ability to continue as a going concern) appearing in and incorporated by reference in the Annual Report on Form 10-K of Familymeds Group, Inc. for the year ended December 31, 2005 and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP
Hartford, Connecticut August 23, 2006